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                   [LETTERHEAD OF ROPES & GRAY APPEARS HERE]

                                 April 10, 1997



EMC Corporation
171 South Street
Hopkinton, Massachusetts 01748

Gentlemen:

     This opinion is rendered to you in connection with a registration statement (the "Registration Statement") on Form S-3 filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $517,500,000 principal amount of Convertible Subordinated Notes due 2002 (the "Notes") of EMC Corporation ("EMC") and 11,421,319 shares of Common Stock of EMC issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock of EMC as may become issuable upon conversion of the Notes by means of an adjustment in the conversion price (the "Shares"). EMC originally sold the Notes pursuant to a Purchase Agreement dated March 6, 1997 between EMC and Smith Barney Inc., Alex. Brown & Sons Incorporated and Morgan Stanley & Co. Incorporated. The Notes were issued pursuant to the provisions of an Indenture dated as of March 11, 1997 (the "Indenture") between EMC and State Street Bank and Trust Company, as Trustee. The Notes and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the effective date of the Registration Statement.

     We have acted as special counsel for EMC in connection with the issuance and sale of the Notes and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary.

     We have assumed that no issuance of the Shares will result in the issuance by EMC of shares in excess of its then authorized Common Stock and that the price received by EMC for the Shares will not be less than the par value thereof.
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ECM Corporation                       -2-                        April 10, 1997


     Based on the foregoing, we are of the opinion that:

     1. The Notes are valid and legally binding obligations of EMC and are entitled to the benefits of the Indenture, except that enforcement of rights and remedies created by the Notes is subject to bankruptcy, reorganization insolvency or similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     2. The Shares have been duly authorized and reserved for issuance upon conversion of the Notes, and when issued upon such conversion in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

     It is understood that this opinion is to be used only in connection with the offer and sale of the Notes while the Registration Statement is in effect.

                                       Very truly yours,


                                       Ropes & Gray